Exhibit 10.13

Red Star Macalline Home Furnishing Exhibition Service Contract

Contract No.: 0116410000930

Service Provider: Shanghai Red Star Ouliluoya Brand Management Co., Ltd. Zibo Branch (hereinafter referred to as "Red Star Macalline")

Registered Address: Red Star Macalline Shopping Mall, No. 169 Unicom Road, Fangzhen Town, Zhangdian District, Zibo City, Shandong Province

Legal representative (person in charge): Li Qisheng

Merchant: Zibo Lunsheng Commerce and Trade Co., Ltd. (hereinafter referred to as "Merchant")

Registered address: Room 4-5, No. 58 Changguo West Road, Zhangdian District, Zibo City, Shandong Province

Legal representative (person in charge): Wang Chenglin

Legal representative (person in charge) ID No.: 340826197308013412

Authorized representative:

ID card number of authorized representative:

In accordance with relevant laws and administrative regulations, and following the principles of equality, voluntariness, fairness, and good faith, Red Star Macalline has reached a consensus through consultation to provide commercial services such as market management, marketing, promotion, and training based on the operation of the Zibo Ouliluoya Shopping Mall booth to merchants.

Part One Special Terms and Conditions

Article 1 Booth Number, Location, and Purpose

1.1 The booth number, location, and brand category information provided to merchants for business purposes are as follows:

Serial number	Position number	Manage brand	Business Series	category	Booth location
1	22214-AF04-T8- 148399	Siemens	Siemens	Electrical Appliances>Kitchen Appliances >Integrated kitchen	Comprehensive Hall F4E8052- E8065

Article 2 Billing Quantity

2.1	After joint measurement by all parties, the actual measured area of the booth is 226.66 square meters. The measurement results are shown in Annex 1 "Booth Plan" of this contract. The booth billing sharing coefficient is 1.56. For the convenience of calculation, under the unified use of the unit price agreed in this contract, this booth The equivalent billing quantity (including shared corridors, building pillars, public health facilities, and other shared areas) is 353.59 square meters.

Red Star Macalline Home Furnishing Mall

Article 3 Display Service Fee and Payment

3.1	Merchant should pay a booth display service fee (hereinafter referred to as "Display Service Fee") to Red Star Macalline in each payment cycle. Red Star Macalline provides services including market management, product quality supervision, brand management, etc. based on the Display Service Fee it charges Please refer to the general terms and conditions of this contract for details.

3.2	The payment method for Display Service Fee shall be executed in a fixed manner.

3.2.1	The unit price of Display Service Fee shall be executed in the following manner:

Serial number	Starting date (year/month/day)	Deadline (Year/Month/Day)	Display Service Fee unit price (RMB/square meter) /Month)
1	2024.07.01	2025.06.30	71

3.3	The merchant shall pay the initial Display Service Fee on the day of signing this contract, and thereafter shall pay 30 days before each payment cycle Pay the next exhibition service fee (for non working days, advance to the previous working day).

3.4	Red Star Macalline has the right to unify the management of the mall's cash register, including centralized cash register at the mall's cash register, distributed cash register in merchant exhibition halls, and other cash register methods designated by Red Star Macalline. Merchants should cooperate. Red Star Macalline uses legal means to unify the settlement cycle between the payment received by the cashier and the merchant, which is 7 days. Settlement shall be made within 2 days after each settlement cycle (if it is not a working day, it shall be postponed to the next working day). The name of the merchant's payment settlement account must be consistent with the name of the signing party of this contract.

Article 4 Lease Term, Payment Cycle, and Invoice Information

4.1	The service period is from July 1, 2024 to June 30, 2025. Red Star Macalline shall deliver the booth to the Merchant on the service commencement date. The delivery status and corresponding facilities and equipment list are shown in Annex 2 "Handover List" of this contract. The Handover List shall be signed and confirmed by representatives of all parties at the time of booth delivery.

4.2	The starting date for the Display Service Fee is July 1, 2024.

4.3	The payment cycle for Display Service Fee is three months.

4.4	If the Merchant has the qualification of a general taxpayer and requires Red Star Macalline to issue value-added tax special invoices for the Display Service Fee they collect, they should provide Red Star Macalline with the following value-added tax special invoice invoicing information:

Company Name: Zibo Lunsheng Commerce and Trade Co., Ltd

Unified Social Credit Code/Taxpayer Identification Number: 91370303MA3C0WJ79P

Registered Address: Room 4-5, No. 58 Changguo West Road, Zhangdian District, Zibo City, Shandong Province Contact Phone: 13341253331

Bank account number: 801105601421007349

Bank of Deposit: Qishang Bank Renmin Road Branch

If there is a unified social credit code on the business license, fill in the unified social credit code; No, please provide the taxpayer identification number on the tax registration certificate.

Merchant shall be responsible for the completeness and accuracy of the above invoice information. If Red Star Macalline is unable to issue value-added tax special invoices to merchants in a timely manner due to incomplete or incorrect information, Red Star Macalline shall not be held responsible.

Red Star Macalline Home Furnishing Mall

Article 5 Deposit

5.1	The Merchant shall pay a deposit to Red Star Macalline on the day of signing this contract, of which the deposit for the use of the booth is [*] RMB; quality guarantee deposit of 60,000 yuan; service deposit [*] RMB; The security deposit for telecommunications facilities is [*] RMB; The security deposit for the decoration project is [*] RMB. The booth usage deposit, quality deposit, service deposit, and telecommunications facility deposit are collectively referred to as the "Performance Deposit"; all types of deposits are collectively referred to as the "Deposit".

5.2	The Merchant irrevocably agrees that if the parties to this contract sign two or more display contracts, when Red Star Macalline deducts the quality guarantee deposit according to any one of the display contracts, if the balance of the quality guarantee deposit under that contract is insufficient, Red Star Macalline has the right to deduct the quality guarantee deposit under other display contracts, without being limited by the contract to which the relevant quality guarantee deposit belongs. The aforementioned deduction shall not be deemed as a waiver of the Merchant's security deposit related obligations under any display contract.

5.3	After the termination of this contract, on the premise that the Merchant's quality guarantee deposit standard under this contract remains unchanged, Red Star Macalline has the right to re allocate the quality guarantee deposit balance under each display contract signed by the parties to this contract and require the merchant to make up for the quality guarantee deposit under each display contract in accordance with the Red Star Macalline quality guarantee deposit calculation rules disclosed to the Merchant. After the aforementioned conditions are met and three years have passed from the date of termination of this contract, if the Merchant has no outstanding customer complaints and there is still a balance of the quality guarantee deposit under this contract, Red Star Macalline shall return the balance of the quality guarantee deposit under this contract to the Merchant without interest. The specific amount and time of return shall be determined by the quality guarantee deposit statement issued by Red Star Macalline.

5.4	If the parties to this contract reach an intention to renew this contract, the balance of the quality guarantee deposit under this contract will be transferred to the new display contract renewed by all parties without interest, and the merchant shall make up for the guarantee deposit. The Merchant's obligations under this contract include quality assurance, customer complaint handling and other relevant obligations.

Article 6 Decoration

6.1	The Merchant shall complete the decoration including but not limited to, booth floor, walls, ceilings, door heads, lighting fixtures, between July 1, 2024 and June 30, 2025, with a sample loading rate of over 80% and complete the removal of fences to ensure that the overall business atmosphere of the mall will not be affected. The Merchant shall also pay a garbage removal fee of undetermined RMB to Red Star Macalline on the day of signing this contract. If a Merchant violates this agreement, Red Star Macalline has the right to require the Merchant to rectify within a specified period of time, and the Merchant shall bear the resulting breach of contract liability and expenses.

Article 7 Other Fees

7.1	The electricity fee that Merchant should pay shall be charged according to the guidance price of the price department of each province or city where the mall is located, and the unit price of electricity fee is [*] RMB/KWhH. The electricity consumption and losses of related shared facilities will be charged according to the allocation method, with a unit price of undetermined yuan/month/square meter; If the electricity price in the location of the shopping mall is adjusted due to a price adjustment by the power supply department, the electricity payable by the merchant should be adjusted by the same amount at the same time.

7.2	Red Star Macalline provides consulting services, technical support, and daily services for electrical facilities and equipment, and charges service fees at a unit price of [*] RMB/month/square meter.

7.3	Merchant should pay the air conditioning fee (excluding electricity), with a unit price of [*] RMB/month/square meter.

7.4	Merchant should pay electricity bills, shared facility electricity and loss fees, and service fees to Red Star Macalline. Red Star Macalline can provide air conditioning services to Merchant according to their actual business needs, and Merchant should pay air conditioning fees to Red Star Macalline during the period when Red Star Macalline provides air conditioning services.

Red Star Macalline Home Furnishing Mall

Article 8 Payment Information

8.1	Red Star Macalline Payment Information:

Account Name: Shanghai Red Star L'Oreal Brand Management Co., Ltd. Zibo Branch Bank Name: China Construction Bank Co., Ltd. Zibo Zhangdian Branch

Opening bank account: 3705016361410000589

Article 9 Payment Deduction

9.1	If the Merchant fails to pay any amount as stipulated in this contract (including but not limited to exhibition service fees, booth usage deposits, decoration project deposits, liquidated damages), the merchant shall pay a late payment penalty of 0.3% of the unpaid amount per day. Starting from the day after the latest payment deadline of the merchant, the Merchant agrees and authorizes Red Star Macalline to deduct the corresponding amount from the Merchant's payment on its own or designate a third party. If it is not possible to deduct the amount from the Merchant's payment, the shortfall after deduction must still be made up by the merchant The parties agree that Red Star Macalline or designated third parties have the right to deduct the outstanding payments from Merchants in the following order: 1. quality guarantee deposit; 2. deposit for booth usage; 3. Display Service Fee; 4. service deposit, telecommunications facility deposit, decoration project deposit, service fee, air conditioning fee; 5. penalty for breach of contract. The expenses in the same deduction order are not in any particular order. If there are other expenses that need to be deducted, the actual deduction order of Red Star Macalline or designated third parties shall prevail.

9.2	If the Merchant violates any provisions of this contract (including but not limited to special terms, general terms, and all attachments) and is required to pay a penalty to Red Star Macalline, the Merchant agrees and authorizes Red Star Macalline to deduct the corresponding amount from the Merchant's payment on its own or designate a third party. The shortfall after deduction must still be made up by the merchant.

Article 10 Price Restrictions and Return Services for Goods

10.1	Merchant should reasonably determine the price of goods, and in the process of quoting and actual sales, there should be no illegal or irregular price behaviors such as price fraud, high price and low discount. If the Merchant needs to adjust the price of a product on sale due to special reasons, they must obtain approval from Red Star Macalline before making the adjustment, and in principle, only up to five discounted products are allowed.

10.2	Red Star Macalline implements a 30 day no reason return policy to provide customers with return services.

Article 11 Special Agreements

11.1	Prior to the signing of this contract, the Merchant has been informed that Red Star Macalline has respectively mortgaged the subject matter of this display contract to (mortgagee) on [date] and [date], and has completed the mortgage registration procedures. The mortgagee has priority compensation rights for the leased subject matter. After the effective signing of this contract, if the realization of the mortgage right by the mortgagee results in the inability to continue performing this contract, it does not constitute a breach of contract.

Red Star Macalline Home Furnishing Mall

Article 12 Contract Composition

12.1	The special terms, general terms, and attachments of this contract are all integral parts of this contract and have equal legal effect.

Article 13 Adequate Interpretation and Understanding

13.1	At the time of signing this contract, Red Star Macalline has fully explained and explained all terms to the Merchant, its authorized representative, and handling personnel. The Merchant, its authorized representative, and handling personnel have fully understood and agreed to all terms of this contract, including but not limited to special terms, general terms, and all attachments.

Article 14 Amendment, Termination, and Termination of the Contract

14.1	Any changes to this contract must be agreed upon by all parties through consultation, and supplementary legal documents related to the changes must be signed, and must be stamped with the official seal of Red Star Macalline before taking effect.

14.2	The Merchant specifically agrees that without a special written authorization letter issued by Red Star Macalline to the Merchant, Red Star Macalline staff have no right to make any changes to the commitments, guarantees or actions stipulated in this contract on behalf of Red Star Macalline. The merchant fully understands and agrees to this at the time of signing this contract.

14.3	During the contract period, if the Merchant needs to terminate the contract in advance, they must notify Red Star Macalline in writing three months in advance, pay a penalty equivalent to the Display Service Fee for the three months before the withdrawal, and other fees that should be paid in full according to the contract to Red Star Macalline. Only with the consent of Red Star Macalline and the completion of all withdrawal procedures can they withdraw from the booth.

14.4	Except for the provisions of Article 14.3, other matters related to the termination and rescission of the contract shall be executed by the parties in accordance with the general terms and conditions of the contract and the relevant provisions of the annexes.

Article 15 Dispute Resolution

15.1	Any disputes arising during the performance of this contract shall be resolved through friendly negotiation between the parties. If negotiation fails, either party may file a lawsuit with the people's court in the location of the shopping mall.

Article 16 Notice and Delivery

16.1	Written documents to Red Star Macalline should be notified and delivered to:

Contact Name: Shanghai Red Star L'Oreal Brand Management Co., Ltd. Zibo Branch Address: No. 169, Unicom Road, Zhangdian District, Zibo City, Shandong Province Red Star L'Oreal

Contact number: 0533-7060707

Red Star Macalline Home Furnishing Mall

16.2	Due to the needs of daily business management or disputes arising from the performance of this contract, the Merchant agrees and confirms that Red Star Macalline, administrative agencies, and judicial agencies may deliver relevant notices and legal documents to the booth agreed upon in this contract, and they shall be deemed delivered upon receipt by the Merchant's salesperson on duty at that time. Or delivered to the Merchant through any one or more of the following methods, with the delivery time being the earliest of the following delivery methods.

The Merchant confirms that any of the following methods can be used for delivery:

1 Mobile SMS and WeChat delivery

Delivery phone number[*];

Mobile number holder [*];

Delivery WeChat[*];

WeChat account holder[*];

2 Email delivery

The email address is[*];

Email holder[*];

3 Mailing to the merchant's domicile, habitual residence, or the following mailing address[*];

addressee[*];

Recipient's contact phone number[*];

Merchant confirmation: The above delivery method is applicable to the service period stipulated in the booth rental contract and three years after the expiration of the contract, as well as to various dispute resolution stages, including but not limited to first instance, second instance, retrial, execution procedures, supervision procedures, etc. At the same time, to ensure the accuracy and effectiveness of the delivery address, if the Merchant provides an inaccurate address or fails to inform the updated address in a timely manner, resulting in the inability or delay of Red Star Macalline's notifications and legal documents to be delivered, the merchant shall bear the legal consequences that may arise from this.

Article 17: Effectiveness

17.1	This contract shall come into effect on the date of signature by all parties.

(No text below)

(This page is the signature page)

Service Provider:/seal/	provider (signature):

2024.07.18	2024.07.10

Red Star Macalline Home Furnishing Mall

Part II General Terms and Conditions

Article 1 Merchant Qualification

1.1	Merchant shall strictly operate in accordance with the product brand, category, and series names agreed upon in this contract, as well as the authorized scope obtained by the Merchant. It is not allowed to arbitrarily change the business scope or increase the business categories.

1.2	If Merchant intends to change or add a new business category, they shall submit a written application to Red Star Macalline and provide corresponding supporting documents in accordance with this provision. Only with the written consent of Red Star Macalline can they sell goods in the new category.

1.3	The Merchant promises that they have submitted the following documents to Red Star Macalline before the date of signing this contract:

1.3.1	Merchant business license, tax registration certificate, organization code certificate (if it is a combination of multiple certificates such as business license, tax registration certificate, organization code certificate, provide a certificate that records the unified social credit code), legal representative/person in charge’s ID card; Merchants who register and establish companies, enterprises, or individual businesses at their booth address after signing this contract, the supplementary agreement should be resigned in the name of the newly established entity, and the Merchant should assume joint and several guarantee responsibility for the newly established entity, and submit the aforementioned documents;

1.3.2	The business license, tax registration certificate, organization code certificate, and valid contact information of the manufacturer of the goods operated by the Merchant；

1.3.3	Agency contracts, agency authorization letters, or direct sales certificates from the manufacturer to the merchant;

1.3.4	If Merchant uses a registered trademark, it should provide a valid trademark registration certificate. If the trademark registrant entity is different from the Merchant entity, a valid trademark registration certificate and authorization documents stamped with the trademark registrant's official seal or personal seal should be provided. If the registered trademark is promoted as a well-known trademark to the public, corresponding proof documents should be provided;

1.3.5	Environmental and quality testing reports for designated products of Red Star Macalline;

1.3.6	Product catalogs, brochures, manuals, etc;

1.3.7	Corresponding proof documents should be provided for honors and awards promoted to the outside world.

1.4	If the Merchant is a natural person, they shall, within 30 days from the date of signing this contract (if otherwise notified by Red Star Macalline, the deadline specified by Red Star Macalline shall prevail), complete the establishment of an individual business as the operator, or complete the establishment of a company/branch as the legal representative/person in charge, and provide the documents listed in Article 1.3. The Merchant promises not to engage in any business activities without obtaining relevant business qualifications.

Red Star Macalline Home Furnishing Mall

1.5	Merchant shall submit the following documents to Red Star Macalline for each individual product they sell. After review and written consent from Red Star Macalline, Merchant can display and sell it at the booth:

1.5.1	The material certification document of the goods stamped with the official seal of the manufacturer;

1.5.2	For those using China Environmental Labeling, a valid certification certificate issued by the certification body should be provided;

1.5.3	For those who enjoy patent rights, they should provide valid patent certificates and corresponding license documents;

1.5.4	Merchant promoting their products as imported goods should provide a brand authorization letter, import customs declaration form, certificate of origin, trademark registration certificate for imported goods, and environmental quality inspection report for imported goods;

1.5.5	According to the mandatory certification product catalog in China or relevant laws and regulations, products that must undergo mandatory certification (including but not limited to wires and cables, circuit switches, low-voltage appliances, power tools, household appliances, audio and video equipment, lighting equipment, safety glass, fire protection products, safety technology prevention products, etc.) should provide mandatory product certification (3C certification);

1.5.6	According to laws and regulations, if goods must be operated with a license, the corresponding administrative license documents must be submitted.

Red Star Macalline Home Furnishing Mall

1.6	The documents submitted to Red Star Macalline in accordance with this agreement shall present the original documents and submit copies stamped with the Merchant's official seal.

1.7	The Merchant guarantees that all documents submitted in accordance with this agreement are legally obtained and valid during the service period. If the aforementioned documents become invalid or changed, merchants should promptly apply for renewal or replacement of new documents, and submit updated documents to Red Star Macalline one month before the expiration of the original documents.

Article 2 Product Testing Management

2.1	Red Star Macalline has the right to invite designated testing agencies to conduct random inspections of goods in shopping malls every year. The sampling methods include but are not limited to "mysterious buyer" sampling, regular sampling in shopping malls. Merchant should cooperate with any form of sampling work and provide the inspected goods according to the requirements of Red Star Macalline or designated testing agencies.

2.2	If the goods fail the random inspection, the Merchant shall immediately stop selling the batch of goods and provide products of the same type but different models for secondary testing. If the second test still fails, Red Star Macalline has the right to require the Merchant to suspend business for rectification until the Merchant receives a notice from Red Star Macalline to resume normal operations before resuming normal operations of the brand.

2.3	The testing costs incurred due to the "mysterious buyer" sampling, the cost of the inspected goods, travel and logistics expenses, as well as other testing costs incurred due to regular sampling in the mall, will be advanced by Red Star Macalline. After the testing results are issued, the goods will pass the testing, the aforementioned expenses shall be borne by Red Star Macalline. If the product fails the inspection, all expenses incurred by the parties, including but not limited to inspection fees, the cost of the inspected product, and the travel and logistics expenses of all parties, including the aforementioned expenses and subsequent secondary inspections and rectification, shall be borne by the Merchant.

2.4	Merchant should cooperate and follow up on market inspections or sampling work carried out by relevant government functional departments, and promptly inform Red Star Macalline Any losses suffered by Red Star Macalline due to Merchant reasons, including but not limited to brand image and economic losses, shall be compensated or compensated by the Merchant.

Article 3 Management of commodity prices and price tags

3.1	Merchant should comply with the management system established by Red Star Macalline regarding product prices, price tags, and price reduction tags, and implement a unified "Red Star Macalline Price Tag" in the mall. They shall notuse self-made or handwritten price tags, and strictly adhere to the principle of one item, one tag, and matching of goods tags.

3.2	Merchant should strictly abide by the provisions of the Advertising Law, Price Law, and Regulations on Prohibiting Price Fraud, and shall not engage in false advertising or consumer fraud. Without providing supporting documents, they shall not engage in advertising related to "original price/current price" or similar activities.

3.3	Merchant conducting promotional activities must apply for a price reduction agreement with Red Star Macalline 7 days in advance. Before the start of the price reduction event, sales shall not be made at a price lower than the original price in the applied price reduction activity.

3.4	When Merchant offer gifts beyond the price for sale, the gift items must be truthfully labeled with the product name, model, quantity, specifications, etc. The value disclosure of gifts must have a basis, and the gift items must also be qualified products. Merchant should provide after-sales services for gifts in accordance with laws and regulations.

Red Star Macalline Home Furnishing Mall

Article 4 Sales Behavior

4.1	Red Star Macalline has the right to unify the management of the mall's cash register, including centralized cash register at the mall's cash register, distributed cash register in merchant exhibition halls, and other cash register methods designated by Red Star Macalline. Merchant should cooperate.

4.2	Merchant should guide customers to carefully confirm the identification/sales order (the “sales contract”) before making payment for all transactions completed in the mall. Merchant shall bear the responsibility of the Sales Contract and must complete the checkout transaction using any of the following methods: 1) Payment shall be made through the exclusive intelligent POS machine with the registered trademark "Red Star Macalline" distributed on the booth. After payment is completed, the printed documents shall be stamped with the official seal of the merchant's exhibition hall. At the same time, it is recommended that customers can go to the general service of the mall to stamp the after-sales service seal of Red Star Macalline if necessary; 2) Payment must be made through the fixed cashier in the shopping mall, using the sales order (Sales Contract) uniformly formulated by Red Star Macalline and stamped with the Red Star Macalline after-sales service seal, and strictly entered according to Red Star Macalline's standard requirements. The member's mobile phone number or sales order number should be used to make payment at the checkout counter and complete the checkout transaction; 3) Through other designated checkout methods specified by Red Star Macalline.

4.3	Merchants should record all their transaction information in the mall in paper or electronic form, ensuring that such information is true, accurate, and complete, and keep at least one record in the booth. Red Star Macalline has the right to access all transaction information of Merchant in the mall or electronically connect to the Merchant's computer system to obtain such information, and Merchants shall not refuse or obstruct it.

4.4	Merchant shall not solicit or persuade customers to privately enter into any transactions with Merchant in any way.

4.5	Merchant should issue legal and valid sales invoices to customers. If it is not possible to issue them on the same day, they should explain the situation to customers and issue them through the tax authority or its designated branch or service point. Within 10 working days from the date of issuance of the sales order, they should provide the invoice to customers. If the Merchant issues invoices to customers, resulting in complaints, penalties, or other losses to the mall, the Merchant shall compensate.

Red Star Macalline Home Furnishing Mall

4.6	Merchant shall not engage in the following unfair pricing practices:

4.6.1	Colluding with other merchants in the mall, manipulating market prices, and harming the legitimate rights and interests of third parties;

4.6.2	In order to exclude competitors or monopolize the market, dumping at prices lower than cost, disrupting the normal business order in the mall, and harming the legitimate rights and interests of other merchants;

4.6.3	Fabricating and spreading information about price increases, artificially inflating prices, driving up excessively high commodity prices, and harming consumer interests;

4.6.4	Using false or misleading pricing tactics to deceive consumers into engaging in transactions with them;

4.6.5	Using methods such as raising or lowering the level to acquire, sell goods or provide services, indirectly increasing or lowering prices;

4.6.6	Violating laws and regulations to make huge profits;

4.6.7	Other unfair pricing practices prohibited by laws and administrative regulations.

Article 5 Promotion Activities and Membership Points

5.1	Red Star Macalline has the right to organize various promotional activities in a unified manner, and Merchant should actively participate. The cost sharing related to promotional activities is stipulated in the promotional activity rules, and Merchant should pay the corresponding fees in a timely manner according to the regulations.

5.2	If Merchant actively cooperate with the promotional activities organized by Red Star Macalline, Red Star Macalline may offer certain discounts to Merchant.

5.3	Merchant shall not engage in any form of unfair competition. Any promotional or other commercial activities of Merchant must be submitted to Red Star Macalline for review in advance, and can only be implemented with the written consent of Red Star Macalline. The materials and content of the mall's print advertisements of the Merchant during the event must be approved by Red Star Macalline before they can be published. If the Merchant promotional activities or other commercial activities obstruct the operation of other booths, Red Star Macalline shall have the right to stop such activities.

5.4	If Merchant carry out promotional activities on their own, they should prominently display the start and end times of the activities, additional conditions (including but not limited to first-customer restrictions, minimum purchase threshold) in the promotional advertisements, and provide detailed explanations to customers during the sales process.

5.5	Merchants shall ensure the authenticity and validity of transactions during promotional activities and shall not engage in fraud. Otherwise, Red Star Macalline shall have the right to demand the Merchant pay liquidated damages equivalent to twice the value of the promotion. If the Merchant obtains gifts through improper means under the guise of a promotional activity, Merchant shall return the corresponding cash gifts or promotional gifts.

Red Star Macalline Home Furnishing Mall

5.6	To enhance member interaction, increase member engagement and activity, and provide the Merchant with greater flexibility in participating in activities, Merchant may voluntarily sign up to participate in the "Star Diamond Membership" related activities organized by the mall. “Star Diamond points" is a new point-based system introduced by Red Star Macalline.

5.7	Red Star Macalline offers the Star Diamond promotions to its members. Merchant who register to participate in the Star Diamond shall have the right to distribute a certain Star Daimond points when members make purchase in the mall (specific Star Damond distribution rules are subject to specific merchant or mall activity distribution policies). Star Diamonds are used for gift exchange or shopping cash off (limited to PLUS members, 10 Star Diamond points = RMB1).

5.8	The shopping malls that choose to introduce the Star Diamond program shall be responsible for managing the issuance, usage, and merchant clearing and settlement services of Star Diamond points, and recruiting members in advance through various means to increase the membership base of the mall.

5.9	Red Star Macalline shall be responsible for providing business training to relevant personnel (including the Merchant) and prominently informing members at checkout counters, service desks and other key locations about the availability of Star Diamond points redemption services for gifts .

5.10	The Merchant agrees and acknowledges that it shall bear the corresponding Star Diamond points deduction cost based on the actual points redeemed. (For example, if a consumer agrees to deduct 1,000 Star Diamond points from their account to deduct RMB100 from the purchase at the Merchant’s store, the Merchant shall bear the cost of RMB100).

5.11	In any marketing activities outside the shopping mall not organized by Red Star Macalline, without the written consent of Red Star Macalline, no reference "Red Star Macalline" (including but not limited to address, logo, service commitment) shall be used. Merchant shall not guide consumers inside the Red Star Macalline shopping mall to conduct transactions outside the mall. Red Star Macalline's standardized order/invoice form shall not be used, and the Red Star Macalline brand shall not be used for sales outside the mall.

5.12	If Merchant participates in marketing activities outside the Red Star Macalline shopping mall without authorization, and the resulting customer complaints that affect the brand image or normal business activities of Red Star Macalline, Red Star Macalline shall have the right to demand the Merchant pay a penalty of RMB 100,000. If the amount is insufficient to cover the losses, Red Star Macalline shall reserve the right to pursue further indemnification from the Merchant. Red Star Macalline shall have the right to dispose of promotional materials related to merchants in the mall.

5.13	Merchant may carry out marketing activities through Red Star Macalline APP, WeChat official account and other channels.

Red Star Macalline Home Furnishing Mall

Article 6 After-Sales Service

6.1	Delivery and Installation Services

6.1.1	Merchant should deliver the purchased goods to the agreed location according to the time specified in the purchase/sales order. If there is a delay in delivery and installation, the Merchant shall pay a penalty of 3 ‰ of the total price of the overdue goods to the customer for each day of delay. If the customer requests a return or cancellation due to delayed delivery or installation for more than 30 days, the Merchant shall bear the liability for breach of contract for delayed delivery in accordance with the service commitment of the shopping mall. The customer has the right to terminate the relevant contracts such as the purchase/sale order and demand that the merchant bear the penalty for delayed delivery according to the aforementioned standards.

6.1.2	If the shipment cannot be made on time due to special circumstances, the Merchant should immediately notify Red Star Macalline and communicate with the customer to obtain their understanding before agreeing on a new delivery date. If a complaint is caused by the Merchant's failure to reach an agreement with the customer, the Merchant shall bear the relevant responsibilities. Merchant in the shopping mall who have launched the Red Star Macalline order management system need to complete the modification of the actual delivery date in the Red Star Macalline order management system.

6.1.3	Should the goods delivered by the Merchant have defects, and customers refuse to accept them and resulting in a second delivery and delayed delivery and installation, Merchants should bear corresponding overdue responsibilities.

6.1.4	If customers complain arises due to delayed delivery and installation by Merchant, and Red Star Macalline has verified such issue, Red Star Macalline will calculate the actual overdue date and penalty, and confirm with Merchant and customers. The Merchant shall pay the corresponding overdue penalty to the customer within 3 days after confirmation.

6.1.5	Merchant should cooperate with Red Star Macalline's delivery and installation process, manage and provide training for delivery and installation workers, and improve customer satisfaction with delivery and installation services. If customer complaints arise due to issues with the Merchant's delivery and installation services, Red Star Macalline shall have the right to hold the Merchant responsible for breach of contract.

Red Star Macalline Home Furnishing Mall

6.2	Same-City Price Match, Five Times Refund of Price Difference

6.2.1	Merchant shall ensure that the purchase price paid by customers in the Red Star Macalline shopping mall is not higher than the listed price and actual transaction price of goods in the same city, brand, model/specification, and grade.

6.2.2	Within 30 days from the date of payment of the deposit, if the customer has evidence to prove that the Merchant has violated this provision, the Merchant shall pay the customer a penalty equal to five times of the price difference.

6.2.3	If the products sold by Merchant are not subject to price matching (including samples, discounted items, imported goods, special customized goods), Merchant shall indicate such situation on the order/invoice at the time of issuance.

6.3	30-Day No-Reason Return Policy

6.3.1	Customers shall have the right to request an unconditional return or cancellation of the order from the date of issuance of the purchase/sale order until 30 days after receiving the goods. For products that meet the return criteria and have not yet been delivered, the payment should be refunded to the customer within 5 working days after receiving the customer's return request. For products already been delivered, Merchant should cooperate with Red Star Macalline to confirm the return and refund within 5 working days from the date of receiving the returned goods.

6.3.2	When fulfilling the "30-Day No-Reason Return" commitment, if Merchant requires customers to bear the incurred cost, including but not limited to logistics, warehousing, measurement, design fees, corresponding repackaging fees, round-trip transportation fees, upstairs fees, and installation fees, Merchant shall communicate to customers during sales, and written agreements should be made with customers when issuing a unified sales order. Otherwise, the relevant fees will be borne by the Merchant. If it involves charging customers, Merchants must provide genuine and valid vouchers, and must not exceed the local fee standards.

6.3.3	Should the Merchant do not accept returns for goods sold without reason (customized goods, imported goods, goods that are contaminated or damaged and affect secondary sales), Merchant shall indicate such situation on the order/invoice at the time of issuance.

6.3.4	Returns caused by product quality or environmental issues are not subject to the 30-Day period and product type restrictions. Merchant shall not defend against such returns.

Red Star Macalline Home Furnishing Mall

6.4	Sustainable and Environmentally Friendly

6.4.1	Merchant should ensure that the products sold meet the mandatory environmental standards stipulated by national laws and regulations. If the environmental indicators of the product purchased by the consumer do not meet the standards, that is, the formaldehyde emission, heavy metal content, radiation and other harmful substance limit indicators of the product have been tested by designated testing institutions and determined to not meet the mandatory standards stipulated by national laws and regulations, the consumer can provide valid original Red Star Macalline unified sales/sales receipts and unified cash receipts to the purchasing mall to request the Merchant to carry out unconditional return and exchange, that is, to execute unconditional return and exchange of corresponding products that have been tested and finally determined to have environmental non-compliance;

6.4.1.1	The designated testing institution referred to in this article must have CMA certification qualifications and be jointly designated by Red Star Macalline and consumers, or by the relevant competent department of the shopping mall where the purchased goods are located. The testing execution standards shall be based on the environmental protection mandatory standards stipulated by national laws and regulations at the time of production of the corresponding goods;

6.4.1.2	After consumers purchase a product, if they have doubts about its environmental protection and need to test the purchased product, the merchant must sign a settlement agreement with the customer. The agreement must include testing items, testing institutions, implementation standards, and other matters. After signing, the agreement should be submitted to the mall for filing. The relevant expenses generated by the testing shall be advanced by the merchant in advance. If the testing results are qualified, the related expenses such as product testing and material damage shall be borne by the consumer; If the test results are not qualified, the merchant shall bear the costs of testing and material damage corresponding to the unqualified goods.

6.4.2	If the Merchant fails to properly fulfill the obligations stipulated in this clause, Red Star Macalline has the right (but not the obligation) to jointly designate a testing agency with the customer to conduct testing, and based on the testing results, use the performance bond to make an "unconditional return or exchange" to the customer. If the amount of the performance bond is insufficient, Red Star Macalline has the right to advance payment and recover from the merchant.

6.4.3	If the Merchant fails to properly fulfill the obligations stipulated in this clause, the Merchant shall refund double the "unconditional return and exchange" amount already paid by Red Star Macalline (including but not limited to the penalty payable to the consumer), and shall compensate Red Star Macalline for all expenses incurred in fulfilling its commitments to customers (including but not limited to compensation, testing fees, legal fees), so as to protect Red Star Macalline from any losses.

6.4.4	If the environmental quality of the product does not meet the standards, the Merchant shall voluntarily accept the handling measures of Red Star Macalline, including but not limited to delisting, suspending business, terminating cooperation, etc. If any personal or property damage is caused to customers due to environmental quality issues with the product, the merchant shall compensate customers for all losses caused as a result. Red Star Macalline has the right to comply with the provisions of Article 6.4.2 and 6.4.3.

Red Star Macalline Home Furnishing Mall

6.5	Defects Liability Period

6.5.1	The warranty period for goods sold by Merchant should be at least three years. If the warranty period specified by laws and regulations for specific product categories exceeds three years, the legal provisions shall prevail. The warranty period promised by the merchant (or the manufacturer of the goods sold) to the consumer exceeds three years, the merchant shall bear the excess warranty obligation on their own.

6.5.2	Within 90 days from the date of issuing the purchase/sales order, if there are serious quality problems with the goods, consumers can choose to have them repaired, exchanged or returned for free; If there is a serious quality problem within 180 days, consumers can choose to have it repaired or exchanged for free; If there are quality problems within three years, the merchant is responsible for free repair. The time taken for repair and replacement is not included in the aforementioned deadline.

6.5.3	Customized goods, imported goods, goods that are contaminated or damaged and affect secondary sales, and decorative goods are not eligible for the return and exchange process described in this article. Merchant shall only be responsible for repairs.

6.5.4	Merchant shall be responsible for providing sufficient numbers of maintenance personnel, equipment, and service venues on their own, as well as managing and training maintenance personnel. To ensure service quality, any losses caused by the service attitude or skills of maintenance personnel shall be borne by the merchant.

6.5.5	Due to product quality issues, Merchant shall provide consumers with a "three-year warranty" service as a free service. After obtaining recognition from Red Star Macalline, merchants may charge appropriate fees to consumers in following situations:

6.5.5.1	Consumers are unable to provide valid Red Star Macalline sales receipts (recorded in paper or electronic form using the Red Star Macalline system);

6.5.5.2	The situation where consumers cause damage due to improper use, maintenance, handling, and storage (referring to the applicable scope, maintenance, handling, and storage requirements indicated in the product manual);

6.5.5.3	The situation where consumers cause damage due to improper disassembly, installation, or construction (referring to the installation steps and precautions indicated in the product manual or installation manual);

6.5.5.4	Natural discoloration and aging of leather, fabric, plastic parts, electroplating, painting, baking paint (including but not limited to), etc;

6.5.5.5	Damage to goods caused by natural disasters or other force majeure events;

6.5.5.6	Damage caused by internal use of non ordinary household residences;

6.5.5.7	Consumers and merchants agree in advance and indicate on the purchase/sales order that the goods or components are not covered by the free warranty service;

6.5.5.8	Household appliances, electronic products, lighting fixtures, glass and other goods that exceed national legal regulations.

Red Star Macalline Home Furnishing Mall

6.6	Customer Complaints

6.6.1	If a customer complains about the quality, environmental protection, service or other reasons of the Merchant's products (including promotional gifts) to Red Star Macalline, the Merchant should actively cooperate with Red Star Macalline's handling work, and handle it according to the handling time limit in Red Star Macalline's customer complaint management method (reply within 24 hours, provide a solution within 72 hours, and close the case within the agreed time with the customer and approved by Red Star Macalline).

6.6.2	If a customer complains to the merchant, the merchant should immediately notify Red Star Macalline, explain the situation, and provide relevant supporting materials.

6.6.3	If there are objections between Merchant and customers regarding the identification of product quality issues, Merchant should assist Red Star Macalline in identifying the problem. If both parties are unable to identify the issue, the test results of a third-party testing institution with appraisal qualifications shall be used as the basis. The appraisal fee shall be borne by the claimant, but if the appraisal result is the responsibility of the merchant, the appraisal fee shall be borne by the merchant. If it is indeed the responsibility of the product and causes losses to the customer, the merchant should bear the corresponding compensation liability.

6.6.4	If the Merchant fails to provide a reasonable solution to the customer complaint within 72 hours, Red Star Macalline shall have the right to represent the Merchant to reach a settlement with the customer, and the Merchant shall unconditionally obey the decision made by Red Star Macalline.

6.7	Advance Compensation

6.7.1	Merchant who fail to properly fulfill their obligations under this clause (including but not limited to timely delivery and installation, and thirty day no reason return), Red Star Macalline shall have the right (but not the obligation) to use the Performance Deposit to make advance compensation to customers. comparing prices within the same city, refunding five times the difference, promoting green environmental protection (see Article 6.4), and properly handling customer complaints. If the Performance Deposit is insufficient, Red Star Macalline has the right to claim compensation from merchants after advance payment.

6.7.2	Merchant shall double the amount of advance compensation already paid by Red Star Macalline (including but not limited to liquidated damages payable to consumers), and shall also compensate Red Star Macalline for all expenses incurred in fulfilling its commitments to customers (including but not limited to compensation, repair costs, travel expenses, appraisal fees, legal fees), so as to protect Red Star Macalline from any losses.

6.8	Customer Follow-up

6.8.1	Red Star Macalline shall have the right to conduct telephone or home visits to customers to verify the sales and service situation of merchants.

6.9	Media Interviews

6.9.1	Merchant shall not receive and handle customer complaints that involve media interviews during the operation process. They must strictly follow the relevant press spokesperson system of Red Star Macalline and notify Red Star Macalline as soon as possible. Red Star Macalline is responsible for receiving and handling the complaints, and the merchants cooperate with the handling.

6.9.2	Merchant who cause losses to Red Star Macalline due to their own negligence in media related customer complaints should indemnify Red Star Macalline for the losses.

Red Star Macalline Home Furnishing Mall

Article 7 Daily Management of Shopping Mall

7.1	Merchant shall not load or unload goods during business hours. In case of special circumstances, corresponding forms must be filled out and approved by the manager of the Furniture and Building Materials Department before proceeding.

7.2	From the date of calculation of the Display Service Fee until the termination of this contract, the Merchant shall open for business during the business hours of every shopping mall business day throughout the year, and shall not open later than the business hours or close earlier than the business hours. Without prior written consent from Red Star Macalline Merchant shall not terminate operations during business hours (referring to any situation that prevents customers from visiting the merchant's booth normally), turn off lighting, light boxes, convert the booth into a warehouse or other use, evacuate salespersons or goods from the booth, etc.

7.3	The products displayed by Merchant in the booth are all samples, and the product samples must be neat and tidy, and cannot be displayed empty. In principle, the buying and selling transactions between merchants and consumers should be arranged by merchants to ship goods from factories or warehouses to consumers. If Merchant needs to remove goods from their booth due to selling sample products or other reasonable reasons (such as replacing the original sample products with new ones), they should obtain the consent of Red Star Macalline in advance and issue a written exit notice. If the Merchant does not present the waybill, Red Star Macalline has the right to refuse the merchant to remove the goods from the mall.

7.4	If there is a dispute over product quality, intellectual property or other aspects related to the brand or series of goods operated by the merchant (regardless of whether it occurs in the Red Star Macalline shopping mall), Red Star Macalline has the right to order the merchant to temporarily or permanently remove the corresponding category of goods, and the merchant shall cooperate.

7.5	Red Star Macalline provides assistance and coordination services related to communication or public utility services to Merchant, including assisting in applying for telecommunications services, booth telephone installation, line laying, and daily maintenance of lines. The Merchant specifically agrees and authorizes Red Star Macalline to choose a utility supplier, and if the utility service supplier provides any return benefits (such as cashback, discounts, etc.) to the merchant, the merchant unconditionally agrees that Red Star Macalline has the right to dispose of them at its own discretion and does not need to return such benefits to the merchant.

7.6	Red Star Macalline has the right to adjust prices reasonably based on the actual situation for the services provided by it, including but not limited to power supply, cleaning, air conditioning.

The specific details shall be subject to the written notice from Red Star Macalline.

7.7	For the public utility services that Red Star Macalline does not provide uniformly, Merchant should pay public utility fees (including but not limited to communication fees, network fees, heating fees) on time according to the agreements between them and the public utility suppliers and Red Star Macalline's relevant systems.

7.8	Merchant shall not stack or allow others to stack any goods, cardboard boxes or obstacles in any import, staircase, platform, passage, or other public places.

7.9	After receiving written notice from Red Star Macalline to the merchant, if the Merchant fails to take effective measures, Red Star Macalline has the right to use reasonable methods to clean up and dispose of goods, cardboard boxes, garbage or any other obstacles that shall notbe left in the public area. All reasonable expenses incurred as a result shall be borne by the Merchant, and the Merchant must compensate Red Star Macalline for the reasonable expenses incurred due to the execution of this clause. Red Star Macalline shall not assume any responsibility for the storage of such goods, cardboard boxes, garbage or any other obstacles.

Red Star Macalline Home Furnishing Mall

7.10	Merchant shall not park, use, or allow their employees, agents, or decoration contractors to use vehicle import and export and cargo loading and unloading areas other than those designated by Red Star Macalline.

7.11	All goods, office supplies, merchandise, advertising materials, decoration materials of the Merchant shall be transported and unloaded through the freight channel or area of the mall. Without the prior written consent of Red Star Macalline, the Merchant shall not use the mall's customer elevator to transport the aforementioned items.

7.12	Merchant shall not damage, destroy or smear any decorative appearance of public areas in the shopping mall, and shall ensure that their employees comply with this clause.

7.13	According to the requirements of the national "Personal Information Security Specification for Information Security Technology", in order to protect the data security of mall users, Merchant shall not install customer flow probe devices on their own. Otherwise, Red Star Macalline has the right to dismantle them, and the related costs and losses of all parties shall be borne by the merchants themselves

At the same time, the Merchant shall bear a penalty of RMB5,000 per occurrence for breach of contract.

7.14	Merchant shall not engage in or allow others to engage in any behavior that harasses other booths at the booth.

7.15	Without the prior written consent of Red Star Macalline, merchants shall not transfer their booths to others.

7.16	During the contract period, if necessary for business operations, Red Star Macalline shall plan and adjust the mall, and merchants must unconditionally comply and actively cooperate.

7.17	Red Star Macalline has the right to formulate and modify various management systems from time to time based on market operations or its own development situation, and merchants should cooperate with the implementation of Red Star Macalline's system.

Article 8 Merchant Credit Classification Management

8.1	Red Star Macalline shall have the right to modify the relevant system of merchant credit classification management formulated by it from time to time, including image, service, and price

Conduct a comprehensive credit rating for merchants based on dimensions such as quality, integrity, and blacklist behavior, and label them as five-star, four-star, three-star, two star, or one star merchants based on the rating results.

8.2	Red Star Macalline shall have the right to publicize the rating results in the mall and inform the manufacturers of the goods operated by the merchants.

8.3	Red Star Macalline shall have the right to take the following measures against merchants based on their credit rating results:

8.3.1	Red Star Macalline shall have the right to support and encourage high star merchants in their operations, publicly praise them, and prioritize the brands operated by merchants as the main promoted brands for mall promotions.

8.3.2	Merchant shall rectify any integrity violations that occur.

8.3.3	Red Star Macalline shall have the right to restrict advertising promotion, cancel discounts, and terminate contracts for merchants who have committed serious integrity violations.

Red Star Macalline Home Furnishing Mall

8.4	The Merchant confirms and agrees that Red Star Macalline may establish a blacklist of merchants in accordance with the guidance requirements of the national promotion of business credit construction, and take the following measures:

8.4.1	Red Star Macalline may blacklist the merchants who engage in serious integrity violations that may potentially result in the harm of interests of customers or Red Star Macalline.

The blacklist of merchants for internal information sharing.

8.4.2	Red Star Macalline may restrict Merchants, their guarantors, and immediate family members from renewing or entering Red Star Macalline shopping malls by increasing entry requirements or refusing visas based on the severity of their dishonest behavior.

8.4.3	For merchants included in the blacklist, Red Star Macalline can promote their inclusion in the social credit system in accordance with relevant laws and regulations, and establish joint punishment with industry associations and the government.

8.4.4	Red Star Macalline can query and provide the credit status of corporate legal persons and their legal representatives/responsible persons to institutions such as the National Credit Information Sharing Platform, provincial and municipal public credit information platforms, and the National Financial Credit Information Basic Database.

Article 9 Salesperson Management

Merchant recruiting salespersons must sign a formal labor employment agreement and submit one original copy to Red Star Macalline for filing. Merchant terminating the employment relationship should also promptly report to Red Star Macalline for filing.

9.1	Merchant should instruct their salespersons to strictly comply with the "Salesperson Manual" (Attachment 4) formulated and revised from time to time by Red Star Macalline. If the Salesperson Manual is violated, the Merchant shall bear corresponding breach of contract liability. If a Merchant salesperson seriously violates the "Salesperson Manual", Red Star Macalline has the right to demand that the Merchant persuade their salesperson to resign.

9.2	Merchants shall not hire personnel who have been dismissed for violating the management system of Red Star Macalline; Merchants shall not hire employees of Red Star Macalline or other booth merchants in this mall without their consent.

9.3	Red Star Macalline can recommend salespersons to Merchant, who are free to choose and hire them. All employment risks arising from this are borne by the Merchant.

9.4	The Merchant guarantees that their employees wear the service certificate uniformly produced by Red Star Macalline and dress in accordance with Red Star Macalline's requirements when working in this mall. Merchant staff must cooperate with Red Star Macalline management in the workplace and during working hours.

9.5	Merchant salespersons should carefully study the various contents related to salespersons in the management system of Red Star Macalline, participate in the training organized by Red Star Macalline, and cooperate with the assessment of Red Star Macalline. If they fail the assessment after training, the merchant should organize the salespersons who did not pass the assessment to relearn, or replace the unqualified salespersons.

9.6	Merchant must handle various social insurances for their salespersons and protect the legitimate rights and interests of workers in accordance with local laws and regulations. In case of labor disputes and complaints, the merchants shall resolve them on their own.

Red Star Macalline Home Furnishing Mall

Article 10 Decoration

10.1	If Merchant need to decorate their booths, they should sign a decoration contract with the decoration contractor (decoration team), pay a decoration project deposit, and provide a complete set of drawings (including but not limited to floor plans, ceiling plans, sectional plans, renderings, circuit diagrams, etc.) to Red Star Macalline before starting the decoration. After Red Star Macalline's review and written consent, they can enter the site for decoration. According to laws and regulations, if it is necessary to submit it for review by the fire department, the merchant should also submit it for review according to the requirements of the fire department. The merchant shall bear the costs of blueprint drawing and fire inspection on their own.

10.2	If there are any disputes or controversies between Merchant and decoration contractors, they should be resolved through negotiation on their own, and have nothing to do with Red Star Macalline. Merchant shall not engage in any behavior that harasses other booths within the booth.

10.3	The Merchant shall instruct the decoration contractor to strictly comply with Annex 3 (Construction Management Regulations for Decoration Projects) of this contract. Red Star Macalline has the right to deduct the corresponding penalty from the decoration project deposit for any violation of the construction management regulations for decoration projects. If it is insufficient to offset

Red Star Macalline has the right to continue deducting from the performance bond. If the guarantee deposit for the decoration project is insufficient to the agreed amount, the merchant shall make up the difference within 5 working days.

10.4	If Merchant causes damage to their property or related facilities during the renovation process, they should carry out repairs. If the merchant fails to repair it in a timely manner, Red Star Macalline has the right to repair it on its own, and the corresponding economic losses shall be borne by the merchant.

10.5	Without the written consent of Red Star Macalline, the Merchant shall not make or allow others to make any alterations, additions, or additions to the booth, its decoration, ancillary facilities, equipment, or building structure.

10.6	The Merchant shall be responsible for repairing and maintaining the ancillary facilities and equipment that are decorated, added, expanded, or renovated in accordance with the provisions of this contract, and Red Star Macalline shall not be liable for such repair and maintenance. All expenses incurred, including taxes and government fees, shall be borne by the merchant. During the service period, if the government department proposes any rectification requirements for the decoration of the booth, the merchant must bear all responsibilities and expenses arising from such modifications.

10.7	Merchant shall be responsible for maintaining the booth and the decoration, facilities, and equipment provided by Red Star Macalline in good and usable condition (excluding natural wear and tear). The replacement or addition of consumables (such as light bulbs) in the house shall be the responsibility and cost of the merchant.

10.8	The concealed decoration works must be inspected and approved by Red Star Macalline Property before proceeding with subsequent decoration works.

Red Star Macalline Home Furnishing Mall

10.9	After the completion of the decoration project, the Merchant should submit all the completion drawings to Red Star Macalline, and Red Star Macalline will inspect the booth according to laws and regulations, if it should be inspected by departments such as emergency management, housing, and urban-rural development, it should also be inspected by relevant departments. Merchant shall only start operating after passing all inspections.

10.10	During construction in the shopping mall, all safety accidents caused by reasons other than the mall's building structure or building quality shall be the sole responsibility of the construction party or parties involved.

10.11	During the entire process of decoration and construction, Merchant shall accept supervision and management from various functional departments such as mall safety and property management. Red Star Macalline's review of merchants' decoration plans and acceptance of decoration projects are only preventive measures for exercising contractual rights. Red Star Macalline does not assume any safety, compliance, or other audit obligations or responsibilities. If any issues arise that are not specified in this contract or the construction management regulations for the decoration project Then it will be resolved through negotiation among all parties.

Article 11 Business Safety

11.1	Merchant should use and maintain public equipment and facilities properly during the service period, consciously take care of the property of the booth, be responsible for the hygiene and cleaning work inside the booth, and ensure that the equipment and facilities are in good condition. If there is any damage, the merchant should be responsible for repairing or compensating.

11.2	Red Star Macalline staff have the right to enter the booth at any time for on-site inspection to ensure that Merchant comply with Red Star Macalline's regulations.

11.3	Merchant shall bear the responsibility for fire and safety during the booth operation period and take necessary safety measures. The Merchant shall bear corresponding legal responsibility, breach of contract, and/or compensation liability for safety accidents caused by smoking, unauthorized connection of wires and appliances, bringing open flames, flammable and explosive materials into the booth, illegal decoration operations, and/or other violations of laws and regulations, as well as violations of the fire safety responsibilities stipulated in this contract and its attachments or any other normative documents that the merchant promises to abide by due to the merchant's reasons.

11.4	During non-operating hours, all elevators in the shopping mall are in a suspended state. No one is allowed to climb the escalators, climb over the guardrails of each passage, or use them to transport items during operating hours.

11.5	Merchant shall keep the fire exits unobstructed and shall not cover up the fire exits, fire facilities and equipment, or any fire signs or change their design purposes without authorization. They shall also provide sufficient fire equipment in accordance with relevant requirements, and the cost of providing equipment shall be borne by the merchants.

11.6	Merchant must turn off all power sources in their booths after daily business, booth adjustments, or decoration is completed, and comply with the mall's clearance work. Any delay must be requested in writing according to the requirements of Red Star Macalline. No one from the Merchant is allowed to stay overnight in the booths. Any consequences and losses resulting from non-compliance with management shall be borne by the Merchant.

11.7	Merchants shall not store or use items that may endanger the safety of the venue and personnel within the booth. At the same time, it is necessary to ensure the safety, fire prevention, and theft prevention of the booth. Accidents such as safety, fire, and theft that occur due to the merchant's responsibility and result in losses within the business premises must also be taken into account All are the responsibility of the merchants. Personal, safety, property, and other losses incurred by Red Star Macalline or third parties due to merchant reasons All are borne by the merchants.

11.8	Merchants shall notuse their booths as economic guarantees or mortgages. In case of violation, Red Star Macalline has the right to confiscate the merchant's quality guarantee deposit, unilaterally terminate the contract, and hold the merchant responsible for breach of contract.

Red Star Macalline Home Furnishing Mall

Article 12 Insurance

12.1	During the decoration period, Merchant should purchase or have the decoration contractor purchase all risk insurance and public liability insurance for construction and installation projects. The insured persons are Red Star Macalline, merchants, and decoration contractors; The insurance period is the same as the decoration period. Among them, the insured amount of "personal accident insurance" for construction personnel should be ≥ 1 million yuan/person, and the insured job type and high-altitude operation terms should meet the requirements of on-site decoration and construction.

12.2	During the service period, Merchant should purchase public liability insurance, with the insured being Red Star Macalline and the merchant; The insurance period and service period are consistent; Including special additional clauses such as fire and explosion, building changes, personal injury liability clauses, and liability clauses for service providers.

12.3	Merchant should fully insure all property in the booth with property all risk insurance and additional theft insurance. The insurance period must be the same as the validity period of this contract. The policy should specify that the insurance cannot be cancelled, modified or restricted without the prior written consent of Red Star Macalline. Red Star Macalline has the right to request merchants to designate Red Star Macalline as the beneficiary or co beneficiary of this insurance. Merchant should submit the receipt of the last payment of insurance premiums to the insurance company, as well as proof from the insurance company that the policy has been fully paid and is valid and existing in all aspects, when Red Star Macalline requests Merchant to provide these insurance policies.

12.4	Merchant shall not do or allow others to do anything that would invalidate any insurance for their booth or mall, or cause an increase in insurance premiums. If the premium of such insurance increases due to any action, behavior, or event taken by the merchant, Red Star Macalline has the right to recover the increased premium from the Merchant.

12.5	If Red Star Macalline introduces insurance companies to all booths in the mall, Merchants should purchase insurance products recommended by Red Star Macalline.

Article 13: Protection of Intangible Assets

13.1	Merchant shall not use Red Star Macalline's intangible assets (including but not limited to Red Star Macalline trademarks, trade names, legal representatives or company executives' images, spokesperson images, as well as the appearance design patents of the mall, renderings, photos or images of the mall facade) on any facilities, tools, printed materials or promotional materials without the prior written consent of Red Star Macalline, except for indicating their business address; It is not allowed to use any combination or arrangement of the five characters "Hong", "Xing", "Mei", "Kai", and "Long" (including homophones or homophones of the aforementioned five characters, subject to the judgment of Red Star Macalline) as a component of the brand name or company name.

13.2	The Merchant agrees and confirms that it does not expressly or implicitly acquire any kind or nature of rights, ownership or interests in the intangible assets of Red Star Macalline as a result of the signing of this contract. Unless obtaining prior written consent from Red Star Macalline, merchants shall not use, license, or disclose the content of Red Star Macalline's intangible assets to any third party for any purpose or in any way.

Red Star Macalline Home Furnishing Mall

Article 14 Conflict of Interest

14.1	Merchant engaged in business activities within the Red Star Macalline shopping mall should consciously uphold the reputation of Red Star Macalline and shall not make any statements or engage in any behavior that is detrimental to the reputation of Red Star Macalline on any occasion.

14.2	When there are quality or service issues with the products sold by Merchant, they should seek a satisfactory solution as soon as possible to prevent the impact from expanding and damaging the reputation of Red Star Macalline.

14.3	Without the prior written consent of Red Star Macalline, Merchant shall not make any service commitments beyond the scope of the Home Expert series service commitments in any name (whether in the name of "Red Star Macalline" or the merchant's own name, etc.). If Red Star Macalline agrees to the Merchant making a separate service commitment, the merchant shall publicize it in the booth and explain it clearly to customers during the sales process.

Article 15: Anti Commercial Bribery

15.1	Merchant shall not provide any benefits (including but not limited to gifts, stored value cards, securities, valuables, communication tools, transportation vehicles, and high-end supplies) to employees of Red Star Macalline (including but not limited to business personnel, executives, and other personnel related to business performance) for the purpose of seeking benefits other than those stipulated in this contract, or bear expenses that should have been paid by employees themselves under the guise of reimbursement, arrange high standard banquets and entertainment activities, assist with housing decoration, weddings and funerals, work arrangements for spouses and children, and provide assistance for overseas travel, tourism).

15.2	Red Star Macalline staff shall handle affairs impartially, shall not engage in embezzlement, and shall not use their authority to engage in various personal paid intermediary activities.

The fee collection department of Red Star Macalline is the finance department of Red Star Macalline. Any behavior of Red Star Macalline employees who, for any reason or in any way, request, accept money, goods, or ask merchants to provide them without following the provisions of this contract is a violation of Red Star Macalline's polices and shall be regarded as the personal behavior of the employee. Red Star Macalline shall not be held responsible for such behavior.

15.3	If an employee of Red Star Macalline engages in the behavior described in Article 15.2, the Merchant has the right and should refuse, and at the same time, the Merchant should promptly notify Red Star Macalline. If the Merchant fails to inform Red Star Macalline in a timely manner, the Merchant shall bear the losses suffered as a result. If this causes damage to the interests of Red Star Macalline or third parties, the Merchant shall compensate for it.

15.4	The Merchant promises to sign and strictly abide by the "Anti Commercial Bribery Commitment Letter" (Attachment 5). If they violate the commitment, they shall bear corresponding responsibilities in accordance with the commitment letter and this agreement.

Red Star Macalline Home Furnishing Mall

Article 16 Merchant's Tax Obligations

16.1	Foreign enterprises or local enterprises operating in different places shall apply for a branch business license within one month from the date of signing this contract. Individual industrial and commercial households shall apply for an individual industrial and commercial household business license within one month from the date of signing this contract, and within one month, shall apply for tax registration certificates at both the national and local tax authorities and pay taxes in accordance with relevant tax laws. If the local tax authority requires Red Star Macalline to act as an agent, it shall be executed in accordance with the regulations of the tax authority.

16.2	If this contract is terminated or rescinded for any reason, the Merchant shall first go to the tax authority to handle the tax clearance procedures, timely surrender the business license and tax registration certificate, and complete the relevant procedures before withdrawing.

Article 17 Force Majeure

17.1	The Force Majeure refers to objective events that are unforeseeable, unavoidable, and insurmountable, and have a substantial adverse impact on the performance of this agreement by one or all parties, including but not limited to natural disasters, wars, riots, strikes, strikes, and actions of national or local governments.

17.2	The occurrence of the Force Majeure events does not necessarily constitute an exemption under this contract. If either party delays in fulfilling its obligations under this agreement and experiences Force Majeure, it shall not be exempted from liability.

17.3	The party claiming the occurrence of a Force Majeure event shall promptly notify the other parties to this contract in writing and provide sufficient evidence of the occurrence and duration of the Force Majeure event within 15 days thereafter.

17.4	The party affected by Force Majeure events may temporarily suspend the performance of its obligations under this contract until the date of elimination of such effects, but shall take timely measures to prevent the losses caused by such effects from continuing to expand. Otherwise, it shall bear corresponding compensation liability to the other parties for the expanded losses.

17.5	If the Force Majeure event continues for more than 60 days and the parties have not reached an agreement on a solution through negotiation, either party has the right to terminate this contract by sending a written notice to the other party.

Article 18 Deposit

18.1	If the Merchant has already paid a deposit/earnest money to Red Star Macalline before the signing of this contract, the paid deposit/earnest money will automatically be converted into a quality guarantee deposit. If there is still a balance after deducting the quality guarantee deposit, it will be converted into such fees in proportion to the Display Service Fee.

18.2	The booth security deposit is used to ensure that Merchant fulfill their payment obligations for Display Service Fee and other related expenses under this contract. If Merchant violates the provisions of this contract by delaying payment of Display Service Fee and corresponding liquidated damages, late fees, or other payments under this contract, Red Star Macalline has the right to use the booth usage deposit to offset the merchant's payable amount.

18.3	The Performance Deposit is used to ensure that the Merchant fulfills the relevant obligations of cooperating with the mall management under this contract (including but not limited to product liability, customer complaints, utility fees, salesperson management, liquidated damages, or losses caused by the merchant's negligence to Red Star Macalline or other third parties). If a merchant violates the provisions of this contract and delays payment of compensation, refund, penalty or other amounts under this contract to customers or Red Star Macalline, Red Star Macalline has the right to use the performance bond to offset the merchant's payable amount.

18.4	Regardless of whether the service period has expired or the merchant has withdrawn, if there are complaints about the products distributed by the Merchant (including but not limited to complaints to Red Star Macalline, Red Star Macalline's affiliated companies, relevant administrative departments, consumer associations, etc.) that cannot be resolved within 72 hours, Red Star Macalline has the right to represent the Merchant to reach an agreement with the consumer and use the quality guarantee deposit to make advance compensation to the consumer. If the deposit amount is insufficient, Red Star Macalline has the right (but not the obligation) to advance the shortfall, and the Merchant shall unconditionally comply with the decision made by Red Star Macalline. All expenses incurred by Red Star Macalline as a result (including but not limited to compensation, travel expenses, appraisal fees, legal fees) will be deducted from the deposit paid by the merchant.

Red Star Macalline Home Furnishing Mall

18.5	Merchant delay payment of public utility fees (including but not limited to water, electricity, communication fees) or cause public utility facilities due to Merchant reasons If the equipment is damaged or lost, in order to avoid affecting other merchants and ensure the normal operation of the mall, Red Star Macalline has the right (but not the obligation) to use the Performance Deposit to pay or compensate on behalf of them.

18.6	When Red Star Macalline deducts the deposit according to the provisions of this contract, if the amount of a single deposit is insufficient, it can be deducted from other types of deposits without being limited by the name of the deposit category.

18.7	If the deposit amount is insufficient, the Merchant shall make up the difference to the amount specified in the special terms of this contract within 7 days from the date of receiving notification from Red Star Macalline.

18.8	After the Merchant completes the decoration of the booth and passes the acceptance inspection by the fire department (if necessary) and Red Star Macalline, they should provide Red Star Macalline with all acceptance certificates and receipts for the decoration project deposit. After receiving and verifying the materials, Red Star Macalline should return the remaining decoration project deposit (if any) to the merchant without interest.

18.9	If the Merchant agrees to withdraw from the venue with the consent of Red Star Macalline, and settles all fees and completes the withdrawal and refund approval procedures, Red Star Macalline may refund the remaining booth usage deposit, service deposit, and telecommunications facility deposit (if any) to the merchant without interest.

Article 19 Liability for Breach of Contract

19.1	If the merchant fails to pay any amount as stipulated in this contract (including but not limited to Display Service Fee, Performance Deposits, decoration project guarantee deposits, liquidated damages, etc.), they shall pay a late payment penalty of 0.3% of the unpaid amount per day. At the same time, Red Star Macalline has the right to request the Merchant to suspend business for rectification.

19.2	If the Merchant violates Article 6 of the special terms of this contract by failing to complete the decoration within the agreed period, or if the decoration does not meet the requirements of this clause, it shall be deemed that the merchant fails to fulfill such contractual obligations on time. For each day of delay, the merchant shall pay a penalty of 5% of the Display Service Fee for that day.

19.3	If Merchant violates Article 4 of the General Terms and Conditions of this contract by issuing sales vouchers other than Red Star Macalline's unified order/sales order or violating Red Star Macalline's requirements for unified cash register, they shall pay Red Star Macalline a penalty of twice the amount involved in the breach of contract If the liquidated damages are insufficient to compensate for the losses suffered by Red Star Macalline, Red Star Macalline has the right to continue pursuing compensation. If the Merchant violates Article 4.4 of the General Terms of this contract and is verified by Red Star Macalline, the merchant shall bear a penalty of RMB5,000 per occurrence. If the penalty is insufficient to compensate for Red Star Macalline's losses, Red Star Macalline may continue to pursue compensation from the merchant.

19.4	If Merchant violates Article 5 of the General Terms and Conditions of this contract by falsifying information during promotional activities, withdrawing cash or gifts, Red Star Macalline has the right to recover the redeemed gifts. The merchant shall pay Red Star Macalline a penalty equal to twice the amount involved in the breach of contract. If the penalty is insufficient to compensate for Red Star Macalline's losses, Red Star Macalline has the right to continue pursuing compensation. Merchant violates Article 5.11 of the General Terms and Conditions of this Agreement

In addition to bearing all after-sales services generated by marketing outside the Red Star Macalline shopping mall, merchants should pay Red Star Macalline a penalty of twice the amount involved in the breach of contract. If the penalty is insufficient to compensate for Red Star Macalline's losses, Red Star Macalline has the right to continue to pursue compensation.

19.5	If the Merchant violates Article 6.1.5 of the General Terms and Conditions of this contract and causes customer complaints due to delivery and installation service issues, the Merchant shall pay a penalty of RMB5,000 per occurrence to Red Star Macalline.

Red Star Macalline Home Furnishing Mall

19.6	If the Merchant violates Article 1 and Article 11 of the general terms of this contract, they shall pay a penalty of RMB5,000 to Red Star Macalline. If the penalty is insufficient to compensate for Red Star Macalline's losses, Red Star Macalline has the right to continue to pursue compensation. The Merchant shall bear the liability for breach of contract in accordance with this provision, but shall not be exempted from the obligations that the merchant shall bear in accordance with Article 1 and Article 11.

19.7	If the Merchant violates the attachments to this contract (such as the salesperson manual, decoration project construction management regulations, etc.), they shall pay a penalty to Red Star Macalline in accordance with the provisions of the attachments. If the penalty is insufficient to compensate for Red Star Macalline's losses, Red Star Macalline has the right to continue to pursue compensation.

19.8	In case of any breach of contract by the merchant, Red Star Macalline has the right to require the merchant to stop selling the products displayed in the booth, not issue a product delivery note, and not allow the merchant to remove the products from the booth in order to ensure the merchant's ability to fulfill the contract.

19.9	If a Merchant violates any other contracts between them and Red Star Macalline affiliates (including but not limited to display contracts signed between the merchant and other Red Star Macalline shopping malls), it shall be deemed that the merchant has violated this contract, and Red Star Macalline shall have the right to take all remedies under this contract.

19.10	After the termination of this contract for any reason, if the Merchant fails to occupy the booth on time, they shall pay Red Star Macalline a venue occupancy fee of twice the daily Display Service Fee.

19.11	If the Merchant violates the attachments of this contract (such as the Salesperson Manual, decoration project construction management regulations) and incurs liquidated damages, the Merchant may designate a salesperson or decoration contractor to pay the liquidated damages on behalf of the merchant and settle with them on their own. Red Star Macalline will no longer deduct the liquidated damages from the security deposit upon receipt of the paid liquidated damages.

19.12	If the Merchant is required to suspend the sale of goods or suspend business for rectification according to the provisions of this contract, Red Star Macalline has the right to suspend the provision of corresponding services to them, including but not limited to stopping the issuance of purchase/sales orders, not settling payments, etc.

19.13	If Red Star Macalline terminates the contract, orders the Merchant to suspend business for rectification, or the Merchant occupies the booth beyond the deadline due to the merchant's breach of contract, Red Star Macalline has the right to stop all services to the merchant, including but not limited to taking measures such as water and power outages, and closing the booth in a reasonable manner. If the above-mentioned behavior of the merchant causes losses to Red Star Macalline, Red Star Macalline has the right to demand compensation.

Red Star Macalline Home Furnishing Mall

Article 20 Disclaimer Clause

20.1	Red Star Macalline shall not be liable for compensation, fee reduction, or other legal responsibilities to merchants or any third party under any of the following circumstances:

20.1.1	All consequences caused by Force Majeure or non Red Star Macalline fault resulting in smoke, water, fire, malfunction or failure of various mechanical and electrical systems and equipment, or leakage or interruption of water supply and drainage, gas, and electricity supply;

20.1.2	Infringement behavior between merchants (including but not limited to obstructing public passages, noise, odors, unfair competition, infringement of intellectual property rights, etc.);

20.1.3	The interference or inconvenience caused by the temporary restriction or alteration of public passages due to maintenance, renovation, or decoration projects outside the booth.

20.1.4	Red Star Macalline shall not be held responsible for any water, electricity, or coal outages caused by the government's water, electricity, or coal supply departments due to daily inspections, maintenance, or regional accidents. Red Star Macalline shall promptly notify the merchant.

20.1.5	Red Star Macalline provides security, management personnel, mechanical and electronic anti-theft systems of any nature to shopping malls or booths (if any), it does not constitute an obligation for Red Star Macalline to be responsible for the security and safekeeping of the booth and its contents. Merchant shall be responsible for the booth or its contents at all times.

20.1.6	The environmental conditions surrounding the building of the shopping mall, the decoration and removal of materials in the public areas of the mall, the decoration of individual areas, the operation, decoration status or evacuation status of other booths, etc.

20.1.7	Any impact on merchant operations caused by marketing and promotional activities.

Article 21: Amendment, Termination, and Termination of the Contract

21.1	Any changes to this contract must be agreed upon by all parties through consultation, and supplementary legal documents related to the changes must be signed, and must be stamped with the official seal of Red Star Macalline before taking effect.

21.2	The Merchant specifically agrees that without a special written authorization letter issued by Red Star Macalline to the Merchant, Red Star Macalline staff have no right to make any changes to the commitments, guarantees or actions stipulated in this contract or other contracts on behalf of Red Star Macalline, and have no right to sign contracts or other documents on behalf of Red Star Macalline with the merchant on any matter (including but not limited to borrowing funds, using materials or other cooperation). If any losses are caused to the Merchant due to the aforementioned matters, the Merchant shall bear them on their own. The Merchant fully understands and agrees to this when signing this contract.

Red Star Macalline Home Furnishing Mall

21.3	Before the termination of the contract, if the Merchant intends to renew the contract, they shall submit an application and issue a display contract signing application form to Red Star Macalline at least three months before the expiration of this contract. If all parties reach an agreement on the renewal, a new written contract (hereinafter referred to as the "New Display Contract") shall be signed. If the New Display Contract is not signed before the expiration of this contract, Red Star Macalline does not raise any objections, and the merchant continues to operate at this booth after the expiration of this contract, then all parties agree to continue to execute according to the provisions of this contract temporarily. After the signing of the New Display Contract, all parties shall recalculate the various fees after the expiration of this contract according to the provisions of the new exhibition contract, and settle them according to the method of refund for overpayment and compensation for underpayment If a New Display Contract is not signed two months after the expiration of this contract, and the Merchant still operates at this booth, it shall be deemed that the merchant agrees to all the contents of the new exhibition contract drafted by Red Star Macalline (hereinafter referred to as the "renewal policy"). The Display Service Fee and other fee standards from the day after the termination of this contract shall be executed in accordance with the renewal policy. Otherwise, the merchant shall vacate the booth in accordance with Article 21 of this contract. If the Merchant provides an application form for signing a display contract, but due to the Merchant's reasons, the New Display Contract has not been completed, the Merchant shall withdraw from the booth in accordance with Article 21 of this contract, pay all fees from the day after the termination of this contract to the date when the merchant completes all exit procedures in accordance with the renewal policy, and pay a penalty to Red Star Macalline based on the three-month display service fee standard of this contract (excluding discount discounts). Red Star Macalline still has the right to recover losses from the merchant.

21.4	During the contract period, if the Merchant needs to terminate the contract in advance, they must notify Red Star Macalline in writing three months in advance. After obtaining the consent of Red Star Macalline, all exit procedures must be completed and all contractual liquidated damages and fees must be paid in full before they can vacate the booth.

21.5	If Red Star Macalline needs to unilaterally terminate the contract in advance due to business planning, it shall notify the merchant in writing three months in advance.

21.6	During the contract period, if the Merchant and/or Merchant’s staff encounter any of the following situations, Red Star Macalline has the right to terminate the contract and demand that the merchant pay a penalty equal to the deposit and compensate Red Star Macalline for all losses incurred as a result (including but not limited to litigation costs, travel expenses, legal fees, etc.):

21.6.1	Failure to pay any fees under this contract on time (including but not limited to display service fees, performance bonds, decoration project bonds, liquidated damages, etc.) despite written reminders from Red Star Macalline;

21.6.2	Submitting false or forged qualification certification documents;

21.6.3	Not using the Red Star Macalline unified sales order, entering into transactions with customers and collecting deposits and payments on their own;

21.6.4	Not issuing legal and valid sales invoices to customers, and not correcting within 10 days after being urged in writing by Red Star Macalline;

21.6.5	Not participating in the promotional activities organized by Red Star Macalline and accumulating three times within twelve consecutive months;

21.6.6	Negatively shifting blame, delaying, and having a bad attitude during the process of handling customer complaints, and failing to correct it within 10 days after receiving written reminders from Red Star Macalline;

21.6.7	Violation of current effective laws and regulations (including but not limited to industry and commerce, pricing, taxation, public security, health, fire safety, etc.) Still not correcting after receiving written warnings from relevant departments or Red Star Macalline;

21.6.8	Adverse effects on Red Star Macalline or its intangible assets due to media exposure of product or service quality;

Red Star Macalline Home Furnishing Mall

21.6.9	Improper use and maintenance of equipment and facilities, resulting in serious personal injury (disability or death) or significant property damage (direct loss exceeding RMB 50,000) to Red Star Macalline and/or third parties;

21.6.10	In the process of operation, if there are quality problems with the products or sales of counterfeit and inferior goods, and after receiving a written warning from Red Star Macalline, they still fail to correct them;

21.6.11	Merchant who transfer their booths or use them for other purposes without authorization;

21.6.12	Changing the operating brand or category without the prior consent of Red Star Macalline;

21.6.13	There is commercial bribery behavior;

21.6.14	Violating other terms of this contract and failing to correct it within 10 days after being urged in writing by Red Star Macalline;

21.6.15	If Red Star Macalline seriously violates the annexes of this contract (including but not limited to the Salesperson Manual, decoration project construction management regulations, etc.), Red Star Macalline has the right to terminate this contract in accordance with the provisions of such documents.

21.7	The Merchant hereby undertakes that in the event of termination of the contract due to its breach of contract or unilateral termination of the contract, the above-mentioned venue shall be deemed to be automatically reclaimed by Red Star Macalline from the date of termination of this contract. If the merchant refuses to fulfill its payment obligations (including but not limited to display service fees, utility fees, liquidated damages, deposits, advance compensation, etc.) within one month from the date of termination of this contract, the merchant shall unconditionally and irrevocably authorize Red Star Macalline to dispose of all goods in the booth at a price not less than 20% of the listing price within three years after the expiration of one month from the date of termination of this contract (including but not limited to: sale, exchange, etc.). Red Star Macalline has already occupied all goods in the booth

The proceeds from the processing shall be used first to repay the payable amounts of various merchants (including but not limited to display service fees, utility fees, liquidated damages, deposits, advance compensation payments, etc.). If the proceeds from the processing are still insufficient to repay the debts, Red Star Macalline has the right to continue to pursue compensation from the merchants. Without the written consent of Red Star Macalline, merchants shall not sell the "goods" referred to in this clause at a fixed price.

21.8	If the contract is terminated for any reason, the Merchant shall remove all items from the merchant's booth on the date of written confirmation of termination by Red Star Macalline.

21.9	Regardless of the reason for termination of the contract, the Merchant shall not dismantle or damage the decoration and facilities within the booth on their own. Red Star Macalline does not need to pay any additional fees or compensation to the merchant for this. If Red Star Macalline requires merchants to dismantle decoration and facilities and equipment, the merchants are responsible for restoring the booth to its original state at the time of transaction and payment. If the merchants fail to fulfill the aforementioned obligations, Red Star Macalline may restore the booth to its original state at the time of transaction and payment on its own or entrust a third party to do so, and the relevant expenses shall be borne by the Merchant. If Red Star Macalline advances the payment on behalf of the Merchants, they can seek compensation from the Merchant , including but not limited to deductions that can be made in advance from the accounts receivable and payable by all parties; Red Star Macalline requires merchants to retain decoration and facilities and equipment The parties shall negotiate separately to resolve the issue.

Red Star Macalline Home Furnishing Mall

21.10	If the Merchant violates this contract and causes Red Star Macalline to terminate this contract in advance, or if the Merchant terminates the contract and withdraws from the venue in advance, the preferential conditions already enjoyed by the Merchant (including but not limited to Display Service Fee discounts) shall be invalid from the beginning, and the Merchant shall make up the difference.

21.11	The Merchant shall promptly cancel all types of registration certificates related to industry and commerce, taxation, food hygiene, etc. with the house as the registered address after the termination or early termination of this contract. The merchant shall pay the gas (if any), telephone (if any) and other fees for the house and complete the relevant account cancellation procedures. If the merchant fails to complete the aforementioned cancellation procedures within 30 days after the termination or early termination of this contract, the merchant agrees to authorize Red Star Macalline to handle the relevant cancellation procedures on behalf of the merchant, and all expenses incurred shall be borne by the merchant. If the merchant fails to complete the above cancellation procedures, for each day of delay, the merchant shall pay a penalty of twice the daily display service fee to Red Star Macalline At the same time, the Merchant shall compensate Red Star Macalline for any losses caused to it (including but not limited to liquidated damages, compensation, etc. borne by Red Star Macalline to third parties due to the merchant's failure to timely handle the above-mentioned cancellation procedures).

Article 22 Other

22.1	The Merchant hereby expressly waives any priority rights granted by laws and regulations to the merchant for purchasing exhibition booths. Red Star Macalline has the right to transfer the ownership, use rights, or set up security interests on the property of the mall or booth without notifying the merchant.

22.2	All parties agree to strictly keep confidential the terms of this contract and shall not disclose them to any other party, except for their affiliated companies, professional consulting firms, and relevant government departments, who shall also strictly abide by confidentiality obligations.

22.3	The Merchant hereby confirms and agrees that the following situations shall not be considered as factors affecting the business of the mall or reasons for the merchant to refuse to accept the booth or pay the Display Service Fee and other payable fees as agreed in this contract: the environmental conditions surrounding the mall's buildings, the decoration and material removal of public areas, the decoration of individual areas, the operation of other booths, the decoration status or evacuation status, etc.

22.4	In response to the requirements of relevant government departments, Red Star Macalline may require Merchant to provide the required information, proof documents from time to time.

This includes but is not limited to management departments related to industry and commerce, public security, security, labor, health and hygiene, fire protection, taxation, and customs.

22.5	The Merchant agrees that Red Star Macalline may collect, store, and use information from the Merchant, including but not limited to the following:

22.5.1	The information provided by the Merchant to Red Star Macalline;

22.5.2	The information collected by Red Star Macalline during the performance of this contract by the Merchant;

22.5.3	Information collected by Red Star Macalline during the interaction between merchants and Red Star Macalline affiliates or partners;

The information from Merchant referred to in this clause shall include but not limited to business data, settlement data, etc. generated by merchants operating in the mall.

Red Star Macalline Home Furnishing Mall

22.6	The Merchant agrees that Red Star Macalline will use the information from the merchant for purposes including but not limited to the following:

22.6.1	In order to provide the services stipulated in this contract or improve the quality of services, collect, store, and use information;

22.6.2	In order to provide better, more optimal, and more personalized services to merchants, collect, store, and use information;

22.6.3	To prevent potential risks for all parties involved, collect, store, and use information;

22.6.4	To jointly develop new products or services with Red Star Macalline affiliates or Red Star Macalline partners, and to share information with such entities; Forms include but are not limited to using information from merchants separately or together with other information for data analysis, risk assessment, report preparation, etc;

If the Merchant and Red Star Macalline have other agreements regarding the provisions of Article 22.5 and Article 22.6, the separate agreement between the two parties shall prevail.

22.7	The Merchant hereby confirms and agrees that all payments required to be made by the Merchant to Red Star Macalline under this contract shall only be made to the designated receiving account of Red Star Macalline in accordance with Article 8 of the special terms of this contract (if the designated receiving account needs to be changed, Red Star Macalline shall notify in writing separately). Any other account (whether under the name of Red Star Macalline or not) is not under this contract Efficient Red Star Macalline payment account. If a Merchant makes payment in any form to a non valid Red Star Macalline receiving account under this contract, it shall be deemed that the Merchant has failed to fulfill the relevant obligations, and Red Star Macalline shall have the right to require the merchant to assume the relevant obligations in accordance with this contract.

22.8	The three parts of the contract, namely the special terms, general terms, and contract attachments, are an integral part of the contract and cannot be separated. They have legal effect on all parties involved. If there is any inconsistency between the contract terms and the attached content, the higher/stricter of the requirements and standards shall prevail.

22.9	At the time of signing this contract, Red Star Macalline has already informed the Merchant and its authorized representative of all terms (especially bold and black terms)

The handling personnel have provided sufficient explanations and clarifications, and the merchant and its authorized representatives, as well as the handling personnel, have fully understood and agreed to all the terms of this contract (especially the bold and black terms), including but not limited to special terms, general terms, and all attachments, when signing this contract.

22.10	This contract constitutes the entire agreement between the parties regarding the matters covered by this contract and supersedes all prior oral and written agreements regarding the matters contained in this contract.

22.11	Any disputes arising during the performance of this contract shall be resolved through friendly consultation between the parties. If consultation fails, either party may bring a lawsuit to the people's court with jurisdiction over the location of the shopping mall.

22.12	This contract shall come into effect on the date of signature by all parties.

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Promisor/Merchant (Signature):